Exhibit 4.4

FIRST AMENDMENT TO THE

2001 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS FIRST AMENDMENT to the 2001 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 19th day of November, 2002, by Publix Super Markets, Inc. (the “Company”), but is effective as provided hereafter.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company deems it advisable and in the best interest of the Participants to amend the Plan further to reflect recent changes in applicable law.

NOW, THEREFORE, the Plan is hereby amended as follows:

I.

EGTRRA MODEL AMENDMENTS

PREAMBLE

1. Adoption and Effective Date of Amendment. This Amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This Amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this Amendment shall be effective as of the first day of the first plan year beginning after December 31, 2001 (i.e., effective as of January 1, 2002).

2. Supersession of Inconsistent Provisions. This Amendment shall supercede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

SECTION 1. LIMITATION ON CONTRIBUTIONS

1. Effective Date. This section shall be effective for Limitation Years beginning after December 31, 2001.

2. Maximum Annual Additions. Except to the extent permitted under Section 414(v) of the Code, if applicable, the Annual Additions that may be contributed or allocated to a Participant’s Accounts under the Plan for any Limitation Year shall not exceed the lesser of:

(a) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(b) 100% of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year.

The compensation referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) that is otherwise treated as an Annual Addition.

3. Cross Reference. Without limitation, see sections 1.10 and 7.9(a) of the Plan.

SECTION 2. INCREASE IN COMPENSATION LIMIT

1. General Rule. The annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001 shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section

401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the “determination period”). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

2. Cross Reference. Without limitation, see section 1.15 of the Plan.

SECTION 3. DIRECT ROLLOVERS OF PLAN DISTRIBUTIONS

1. Effective Date. This Section shall apply to distributions made after December 31, 2001.

2. Modification of Definition of Eligible Retirement Plan. For purposes of the Direct Rollover provisions in sections 1.16, 1.18, 1.21, 1.22, and 9.5 of the Plan, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code.

3. Cross Reference. Without limitation, see sections 1.16, 1.18, 1.21, 1.22, and 9.5 of the Plan.

SECTION 4. ROLLOVERS FROM OTHER PLANS

The Plan does not accept rollover contributions, except for certain rollovers from the Company’s ESOP as provided in section 6.6 of the Plan.

SECTION 5. REPEAL OF MULTIPLE USE TEST

1. General Rule. The multiple use test described in Treasury Regulation Section 1.401(m)-2 and section 6.3(c) of the Plan shall not apply for Plan Years beginning after December 31, 2001.

2. Cross Reference. Without limitation, see section 6.3(c) of the Plan.

SECTION 6. ELECTIVE DEFERRALS – CONTRIBUTION LIMITATION

1. General Rule. No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by an Employer during any taxable year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such taxable year.

2. Cross Reference. Without limitation, see section 6.1(a)(1) of the Plan.

SECTION 7. CATCH-UP CONTRIBUTIONS

The Plan will not accept catch-up contributions.

SECTION 8. DISTRIBUTION UPON SEVERANCE FROM EMPLOYMENT

1. Effective Date. This section shall apply for distributions after December 31, 2001 regardless of when the severance from employment occurred.

2. New Distributable Event. A Participant’s elective deferrals, qualified nonelective contributions (if any), qualified matching contributions, and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

3. Cross Reference. Without limitation, see Article VIII, Article IX, and section 14.5(b) of the Plan.

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SECTION 9. MODIFICATION OF TOP-HEAVY RULES

1. Effective Date. This section shall apply for purposes of determining whether the Plan is a top-heavy plan under
Section 416(g) of the Code for Plan Years beginning after December 31, 2001, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This section amends sections 1.33, 1.51, and 6.4 of the Plan.

2. Determination of Top-Heavy Status

2.1 Key Employee. Key Employee means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

2.2 Determination of Present Values and Amounts. This subsection 2.2 shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of Employees as of the determination date.

2.2.1 Distributions During Year Ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an Employee as of the determination date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan that, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.”

2.2.2 Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the Employer during the one-year period ending on the determination date shall not be taken into account.

3. Minimum Benefits.

3.1 Matching Contributions. Employer matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to

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matching contributions under the Plan or, if the Plan provides that the minimum contribution requirements shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

3.2 Contributions Under Other Plans. Notwithstanding the foregoing, any required minimum benefit shall first be provided under the Publix Super Markets, Inc. Employee Stock Ownership Plan, which provides for a minimum top-heavy benefit as follows: “for each Plan Year in which this Plan is a Top Heavy Plan, a Participant who is employed by an Employer on the last day of such Plan Year, who is a Non-Key Employee, who earns Compensation from an Employer for such Plan Year shall be entitled to share in the Employer contribution, Forfeitures, and additional contributions to the extent such allocation does not exceed at least three percent (3%) of his Section 415 Compensation regardless of whether such Plan Year constitutes a Year of Service for such Participant. However, if the Employer contribution, Forfeitures, and additional contributions allocated to each Key Employee’s Account hereunder (as well as his Employer contribution accounts under any other defined contribution plan maintained by such Employer or an Affiliate, including any elective contributions to any plan subject to Code Section 401(k)) is less than three percent (3%) of each Key Employee’s Section 415 Compensation, the sum of Employer contribution, Forfeitures, and additional contributions allocated, as a percentage of his Section 415 Compensation, to a Participant who is a Non-Key Employee pursuant to the immediately preceding sentence shall be equal to the largest percentage allocated to the accounts of any Key Employee.” The Publix Super Markets, Inc. Employee Stock Ownership Plan generally covers Employees who have completed one year of service (as defined in such Plan).

4. Cross Reference. Without limitation, see sections 1.33, 1.51, and 6.4 of the Plan.

SECTION 10. VESTING WITH RESPECT TO MATCHING CONTRIBUTIONS

1. Effective Date and Applicability. This section 10 shall apply to Participants with accrued benefits derived from Employer matching contributions who complete an Hour of Service under the Plan in a Plan Year beginning after December 31, 2001.

2. Vesting Schedule for Matching Contributions. A Participant’s accrued benefit derived from Employer matching contributions shall be nonforfeitable upon the Participant’s completion of three (3) Years of Service for vesting purposes.

3. Cross Reference. Without limitation, see section 8.3(b) of the Plan.

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II.

The Plan is amended to add a new Article XVI thereto, such Article XVI to read as follows:

ARTICLE XVI

Minimum Distribution Requirements

This Article XVI is intended to comply with the requirements of Revenue Procedure 2002-29.

Section 1. General Rules

1.1 Effective Date. The provisions of this Article will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year, as well as required minimum distributions that are made for the 2002 distribution calendar year that are made on or after July 1, 2002.

1.2 Coordination with Minimum Distribution Requirements Previously in Effect. Required minimum distributions for 2002 under this Article will be determined as follows. If the total amount of 2002 required minimum distributions under the Plan made to the Distributee prior to the effective date of this Article equals or exceeds the required minimum distributions determined under this Article, then no additional distributions will be required to be made for 2002 on or after such date to the Distributee. If the total amount of 2002 required minimum distributions under the Plan made to the Distributee prior to the effective date of this Article is less than the amount determined under this Article, then required minimum distributions for 2002 on and after such date will be determined so that the total amount of required minimum distributions for 2002 made to the Distributee will be the amount determined under this Article.

1.3 Precedence. The requirements of this Article will take precedence over any inconsistent provisions of the Plan.

1.4 Requirements of Treasury Regulations Incorporated. All distributions required under this Article will be determined and made in accordance with the Treasury Regulations under Section 401(a)(9) of the Code.

1.5 TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Article, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

Section 2. Time and Manner of Distribution

2.1 Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

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2.2 Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

2.2.1 If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

2.2.2 If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, or if there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

2.2.3 If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section 2.2, other than subsection 2.2.1, will apply as if the surviving spouse were the Participant.

For purposes of this section 2.2 and section 4, unless subsection 2.2.3 applies, distributions are considered to begin on the Participant’s required beginning date. If subsection 2.2.3 applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2.1.

2.3 Forms of Distribution. Unless the Participant’s interest is distributed in the form of a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this Article. No Participant’s interest shall be distributed in the form of an annuity purchased from an insurance company.

2.4 Election by Beneficiaries. Any beneficiary who is entitled to a benefit under section 2.2 may make an irrevocable election to receive the benefit at any time before the date distribution of such benefit is required to begin under section 2.2.

Section 3. Required Minimum Distributions During Participant’s Lifetime

3.1 Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

3.1.1 the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

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3.1.2 if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

3.2 Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

Section 4. Required Minimum Distributions After Participant’s Death.

4.1 Death On or After Date Distributions Begin.

4.1.1 Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(i) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(iii) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

4.1.2 No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

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4.2 Death Before Date Distributions Begin.

4.2.1 Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for the first distribution calendar year after the year of the Participant’s death is the Participant’s entire account balance.

4.2.2 No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

4.2.3 Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under subsection 2.2.1, this section 4.2 will apply as if the surviving spouse were the Participant.

Section 5. Definitions

5.1 Designated beneficiary. The individual who is designated as the beneficiary under section 8.4 of the Plan and is the designated beneficiary in accordance with Section 401(a)(9) of the Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

5.2 Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 2.2. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3 Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

5.4 Participant’s account balance. The account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (the “valuation calendar year”), adjusted as follows: (1) the account balance is increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the Valuation Date; and (2) the account balance is decreased by distributions made in the valuation calendar year after the Valuation Date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

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5.5 Required beginning date. The date specified in section 9.1(b)(2) of the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 19th day of November, 2002 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ John A. Attaway, Jr.	By:	/s/ William E. Crenshaw
	John A. Attaway, Jr., Secretary		William E. Crenshaw, President

“COMPANY”

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